Exhibit 10.3
SIXTH LOAN MODIFICATION AND FORBEARANCE AGREEMENT
     This Sixth Loan Modification and Forbearance Agreement (this “Loan Modification Agreement”) is entered into as of October 5, 2009 the Sixth Loan Modification Effective Date, by and between SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 380 Interlocken Crescent, Suite 600, Broomfield, Colorado 80021 (“Bank”), and ENERGY FOCUS, INC., a Delaware corporation, formerly known as Fiberstars, Inc., a Delaware corporation, with offices located at 32000 Aurora Road, Solon, Ohio 44139.
1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of October 27, 2008, evidenced by, among other documents, a certain Second Amended and Restated Loan and Security Agreement dated as of October 27, 2008 between Borrower and Bank (the “Original Loan Agreement”), as amended by a certain First Modification and Forbearance Agreement dated as of January 31, 2009 between Borrower and Bank (the “First Amendment”), as further modified by a certain Second Loan Modification and Forbearance Agreement, dated as of June 12, 2009 (the “Second Amendment”), as further modified by a certain Third Loan Modification and Forbearance Agreement, dated as of July 22, 2009 (the “Third Amendment”), and as further modified by certain Forbearance Agreements dated as of August 25, 2009 and September 13, 2009 (collectively, the “Forbearance Agreements”, and together with the First Amendment, the Second Amendment, the Third Amendment and the Original Loan Agreement, and as may be further amended from time to time, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.
2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement and as described in a certain Intellectual Property Security Agreement between Borrower and Bank, as ratified and reaffirmed by a certain Reaffirmation of Intellectual Property Security Agreement dated as of October 27, 2008 between Borrower and Bank (collectively, the “IP Agreement”, and together with any other collateral security granted to Bank, the “Security Documents”).
     Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.
3. ACKNOWLEDGMENT OF DEFAULTS. Borrower acknowledges and agrees that Bank is currently forbearing from enforcing its rights and remedies under the Loan Agreement due to certain Defaults and Events of Default that have occurred under the Loan Agreement by virtue of Borrower’s failure to comply with the minimum Tangible Net Worth covenant contained in Section 6.9(a) of the Loan Agreement for the compliance periods ended on November 30, 2008, December 31, 2008, January 31, 2009, February 28, 2009, March 31, 2009, April 30, 2009, May 31, 2009, June 30, 2009, July 31, 2009, August 31, 2009 and September 30, 2009 (collectively, the “Existing Defaults”). Borrower further acknowledges and agrees that any Forbearance Period (as such term is defined in the First Amendment, the Second Amendment, the Third Amendment and/or the Forbearance Agreements, dated as of August 25, 2009 and September 13, 2009) have each by its terms expired, and Bank, in its sole discretion, may immediately commence enforcing its rights and remedies under the Existing Loan Documents. Notwithstanding the foregoing, the Bank hereby agrees as follows.
4. DESCRIPTION OF CHANGE IN TERMS.
A.	Modifications to Loan Agreement.
1	The Loan Agreement shall be amended by deleting the following Section 2.1.1(a) thereof, in its entirety:

“(a) Availability. Subject to the terms and conditions of this Agreement and to deduction of Reserves, Bank will make Advances to Borrower up to the Availability Amount. Amounts borrowed under the Revolving Line may be repaid, and prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.”
     and inserting in lieu therof the following:
“(a) Availability. Subject to the terms and conditions of this Agreement and to deduction of Reserves, Bank will make Advances to Borrower up to the Availability Amount. Amounts borrowed under the Revolving Line may be repaid, and prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein. Notwithstanding the foregoing, the Bank shall be under no obligation to make any additional Credit Extensions to Borrower from and after October 1, 2009.”
2	From and after the Sixth Loan modification Effective Date, the sub-limits described in Sections 2.1.2 (Letters of Credit Sublimit), 2.1.3 (Foreign Exchange Sublimit) and Section 2.1.4 (Cash Management Services Sublimit) shall be reduced from One Million Five Hundred Thousand Dollars ($1,500,000) to Zero Dollars ($0.00).

3	The Loan Agreement shall be amended by deleting the following Section 2.5(c) thereof, in its entirety:
“(c) Termination of Pledged CD. The Pledged CD will terminate upon the earlier to occur of (i) the occurrence of an Event of Default (other than the Existing Defaults) and (ii) the Revolving Line Maturity Date. Upon termination of the Pledged CD, the entire outstanding principal of and accrued but unpaid interest on the Pledged CD shall be applied to the Obligations pursuant to the terms of Section 9.4 hereof.”
and inserting in lieu thereof the following:
“(c) Termination of Pledged CD/Release of Funds. The Pledged CD will terminate upon the earlier to occur of (i) at Bank’s sole discretion, the occurrence of an Event of Default (other than the Existing Defaults) and (ii) the Revolving Line Maturity Date. Upon termination of the Pledged CD, the entire outstanding principal of and accrued but unpaid interest on the Pledged CD shall be applied to the Obligations pursuant to the terms of Section 9.4 hereof. Notwithstanding the foregoing, upon repayment of the outstanding Credit Extensions under the Revolving Line by Borrower, such that the total outstanding Credit Extensions under the Revolving Line is less than One Million Dollars ($1,000,000), Bank may, in its sole discretion, release up to Three Hundred Thousand Dollars ($300,000) of the Pledged CD to Borrower’s Designated Deposit Account. Thereafter, upon each permanent repayment of the outstanding Credit Extensions under the Revolving Line in an aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000),

Bank may, in its sole discretion, release up to Two Hundred Fifty Thousand Dollars ($250,000) of the Pledged CD to Borrower’s Designated Deposit Account. Any such release of funds of the Pledged CD to Borrower described above shall be made after deducting any applicable “breakage” or “early termination” fee from such release of funds.
4	The Loan Agreement shall be amended by deleting the following definitions in Section 13.1 thereof, each in its entirety:
“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the Borrowing Base minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit plus an amount equal to the Letter of Credit Reserves), minus (c) the FX Reserve, and minus (d) the outstanding principal balance of any Advances (including any amounts used for Cash Management Services).”
“Pledged CD” shall mean any and all certificates of deposit issued to Borrower by Bank, in a minimum principal amount of not less than One Million Three Hundred Thousand Dollars ($1,300,000), plus any accrued but unpaid interest thereon.”
“Revolving Line” is an Advance or Advances in an aggregate amount of up to Two Million Dollars ($2,000,000) outstanding at any time.”
“Revolving Line Maturity Date” is October 13, 2009.”
and inserting in lieu thereof the following:
“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the Borrowing Base minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit plus an amount equal to the Letter of Credit Reserves), minus (c) the FX Reserve, and minus (d) the outstanding principal balance of any Advances (including any amounts used for Cash Management Services); provided, however, that from and after October 1, 2009, the Availability Amount shall be Zero Dollars ($0.00).”
“Pledged CD” shall mean any and all certificates of deposit issued to Borrower by Bank, in a minimum principal amount of not less than One Million Three Hundred Thousand Dollars ($1,300,000), as may be reduced from time to time in accordance with Section 2.5(c) hereof, in Bank’s sole discretion, plus any accrued but unpaid interest thereon.”
“Revolving Line” is an Advance or Advances in an aggregate amount of up to One Million Three Hundred Thousand Dollars ($1,300,000) outstanding at any time.”
“Revolving Line Maturity Date” is November 13, 2009.”

5	The Loan Agreement shall be amended by inserting the following definition in Section 13.1 thereof, in appropriate alphabetical order:
“Sixth Loan Modification Effective Date” is the date indicated on the signature page to the Sixth Loan Modification and Forbearance Agreement entered into between Bank and Borrower.”
5. FORBEARANCE BY BANK.
A.	In consideration of, among other things, Borrower’s compliance with each and every term of this Loan Modification Agreement, Bank hereby agrees to forbear from exercising its rights and remedies against the Borrower as a result of the Existing Defaults until the earlier to occur of (i) a Default or an Event of Default under the Loan Agreement (with the sole exception of the Existing Defaults), (ii) the failure of Borrower to promptly, punctually, or faithfully perform or comply with any term or condition of this Loan Modification Agreement as and when required, it being expressly acknowledged and agreed that TIME IS OF THE ESSENCE, or (iii) 3:00 pm (Denver, Colorado time) on November 13, 2009 (the period commencing as of the date of the Third Loan Modification Effective Date and ending on the earlier of (i), (ii) or (iii) above shall be referred to as the “Forbearance Period”).

B.	Borrower hereby acknowledges and agrees that nothing contained in this section or in any other section of this Loan Modification Agreement shall be deemed or otherwise construed as a waiver by Bank of the Existing Defaults or any other Default or Event of Default (whether now existing or hereafter arising) or of any of its rights and remedies pursuant to the Existing Loan Documents, applicable law or otherwise. This Loan Modification Agreement shall only constitute an agreement by Bank to forbear from enforcing its rights and remedies based upon the Existing Defaults upon the terms and conditions set forth herein. Upon the expiration of the Forbearance Period, the agreement of Bank to forbear as set forth in this Loan Modification Agreement shall automatically terminate and Bank may immediately commence enforcing its rights and remedies pursuant to the Existing Loan Documents, applicable law or otherwise, in such order and manner as Bank may determine appropriate.
6. TERMS OF FORBEARANCE.
A.	From and after October 1, 2009, Borrower agrees that Bank shall have no obligation to make any Credit Extensions to Borrower, or to issue or provide any other extensions of credit of any kind to Borrower (including, without limitation, any Advance, Letter of Credit, FX Forward Contract, amount utilized for Cash Management Services, or any other extension of credit or financial accommodation by Bank for Borrower’s benefit).

B.	At all times during the Forbearance Period Borrower shall comply with all terms and conditions contained in the Loan Agreement and other Loan Documents and shall continue to remit all regularly scheduled payments (including, without limitation, all principal, interest, fees, costs and other amounts) which may become due under the Existing Loan Documents, as and when such payments are due.
7. FEES. Borrower shall pay to Bank a forbearance fee equal to Four Thousand Dollars ($4,000.00), which fee shall be due on the date hereof and shall be deemed fully earned as of the date hereof. Borrower shall also reimburse Bank for all legal fees and expenses incurred in connection with the Existing Loan Documents and this Loan Modification Agreement.

8. RATIFICATION OF IP AGREEMENT. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of the IP Agreement, and acknowledges, confirms and agrees that said IP Agreement contains an accurate and complete listing of all Intellectual Property Collateral as defined in said IP Agreement, which shall remain in full force and effect. Notwithstanding the terms and conditions of the IP Agreement, the Borrower shall not register any Copyrights or Mask Works in the United States Copyright Office unless it: (i) has given at least fifteen (15) days’ prior-written notice to Bank of its intent to register such Copyrights or Mask Works and has provided Bank with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (ii) executes a security agreement or such other documents as Bank may reasonably request in order to maintain the perfection and priority of Bank’s security interest in the Copyrights proposed to be registered with the United States Copyright Office; and (iii) records such security documents with the United States Copyright Office contemporaneously with filing the Copyright application(s) with the United States Copyright Office. Borrower shall promptly provide to Bank a copy of the Copyright application(s) filed with the United States Copyright Office, together with evidence of the recording of the security documents necessary for Bank to maintain the perfection and priority of its security interest in such Copyrights or Mask Works. Borrower shall provide written notice to Bank of any application filed by Borrower in the United States Patent Trademark Office for a patent or to register a trademark or service mark within thirty (30) days of any such filing.
9. RATIFICATION OF PERFECTION CERTIFICATE. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of October 27, 2008 executed by Borrower, and acknowledges, confirms and agrees the disclosures and information Borrower provided to Bank in the Perfection Certificate have not changed, as of the date hereof.
10. AUTHORIZATION TO FILE. Borrower hereby authorizes Bank to file UCC financing statements without notice to Borrower, with all appropriate jurisdictions, as Bank deems appropriate, in order to further perfect or protect Bank’s interest in the Collateral, including a notice that any disposition of the Collateral, by either the Borrower or any other Person, shall be deemed to violate the rights of the Bank under the Code.
11. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.
12. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of the Loan Agreement, the other Existing Loan Documents and all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.
13. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.
14. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.
15. RIGHT OF SET-OFF. In consideration of Bank’s agreement to enter into this Loan Modification Agreement, Borrower hereby reaffirms and hereby grants to Bank, a lien, security interest and right of set off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Silicon Valley Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the loan. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.
16. JURISDICTION/VENUE. Borrower accepts for itself and in connection with its properties, unconditionally, the exclusive jurisdiction of any state or federal court of competent jurisdiction in the State of California in any action, suit, or proceeding of any kind against it which arises out of or by reason of this Loan Modification Agreement. NOTWITHSTANDING THE FOREGOING, THE BANK SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH THE BANK DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE THE BANK’S RIGHTS AGAINST THE BORROWER OR ITS PROPERTY.
17. CONFIDENTIALITY. Bank may use confidential information for the development of databases, reporting purposes, and market analysis, so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Borrower. The provisions of the immediately preceding sentence shall survive the termination of the Loan Agreement.
18. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.
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     This Loan Modification Agreement is executed under the laws of the State of California as of the Sixth Loan Modification Effective Date.

BORROWER:			BANK:

ENERGY FOCUS, INC.			SILICON VALLEY BANK

By:			By:
	Name:	Nicholas G. Berchtold	Name:
	Title:	V.P. Finance and CFO	Title:
Sixth Loan Modification Effective Date: October 5, 2009
[Sixth Loan Modification and Forbearance Agreement Signature Page]